Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of EOP Operating Limited Partnership and Equity Office Properties Trust for the registration of $3.0 billion of debt securities and warrants of EOP Operating Limited Partnership and the related guarantee of Equity Office Properties Trust and to the incorporation by reference therein of our reports dated February 5, 2004 (except for Note 26, as to which the date is March 5, 2004) with respect to the consolidated financial statements and schedule of both EOP Operating Limited Partnership and Equity Office Properties Trust included in their respective Annual Reports on Form 10-K for the year ended December 31, 2003 and our reports dated February 5, 2004 (except for Note 26, as to which the date is March 5, 2004, and Notes 6, 19, and 20 as to which the date is May 18, 2004), with respect to the consolidated financial statements of both EOP Operating Limited Partnership and Equity Office Properties Trust included in their respective Current Reports on Form 8-K dated May 19, 2004, for the year ended December 31, 2003, all filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Chicago, Illinois
June 3, 2004